Filed Pursuant to Rule 433
Dated April 20, 2006
Registration Statement No. 333-132201

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

CUSIP: 89233PYF7

Principal Amount (in Specified Currency): $30,050,000
Issue Price: 100%
Trade Date: April 20, 2006
Original Issue Date: April 25, 2006
Stated Maturity Date: April 26, 2007

Interest Rate: 5.24% per annum
Interest Payment Dates: October 25, 2006 and at Maturity

Net Proceeds to Issuer: $30,004,925
Agent's Discount or Commission: 0.15%
Agent: Toyota Financial Services Securities USA Corporation
Agent's Capacity:
	[X ] Agent
	[ ] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll free at 1-800-292-1147.